UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 16, 2023

SPOK HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32358	16-1694797
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5911 Kingstown Village Pkwy, 6th Floor		22315
Alexandria,	Virginia
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (800) 611-8488
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SPOK	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 15, 2023, the Compensation Committee of the Board of Directors of Spok Holdings, Inc. (the “Company”) authorized the Company to enter into an Executive Severance and Change in Control Agreement (the “Severance Agreement”) in an approved form with Calvin Rice, the Company’s Chief Financial Officer.

Pursuant to the Severance Agreement, if Mr. Rice’s employment is terminated by the Company without “cause” and prior to a “change in control” of the Company (as such terms are defined in the Severance Agreement), and subject to him signing and not revoking a general release of claims in favor of the Company and his continued compliance with certain confidentiality and post-termination restrictive covenants, Mr. Rice would be entitled to receive (i) continued payment of his annual base salary for a minimum of 26 weeks, plus an additional two weeks for each year of service with the Company, up to a maximum of 52 weeks (the “Severance Period”); (ii) a pro-rated portion of his annual bonus for the year of termination based on actual Company performance for the year and paid at the same time annual bonuses are paid to other senior executives of the Company for the year; and (iii) continued group life, accident and health plan benefits in accordance with COBRA for up to the Severance Period. If Mr. Rice’s employment is terminated by the Company without cause or due to his resignation for “good reason” (as such term is defined in the Severance Agreement), in either case, in connection with or following a change in control of the Company, and subject to him signing and not revoking a general release of claims in favor of the Company and his continued compliance with certain confidentiality and post-termination restrictive covenants, Mr. Rice will be entitled to receive, in lieu of the severance payments and benefits described above, (i) a cash lump sum payment equal to a minimum of 1.5 times his annual base salary, plus an additional two weeks of base salary for each year of service with the Company, up to a maximum payment of two times his annual base salary; (ii) a cash lump sum payment equal to his target annual bonus for the year of termination; (iii) continued group life, accident and health plan benefits in accordance with COBRA for up to 18 months; and (iv) benefits payable under any other Company plan or agreement relating to retirement benefits in accordance with the terms of such plan or agreement, with crediting for one additional year of service to the extent permitted by applicable law.

The Severance Agreement contains confidentiality provisions for the benefit of the Company and post-termination restrictive covenants that prohibit Mr. Rice from competing with the Company or soliciting its employees or consultants for a period of 12 months following termination.

The foregoing description of the Severance Agreement is not complete and is qualified in its entirety by the full text of the form of such agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits:

Exhibit
No.	Description
10.1	Form of Executive Severance and Change in Control Agreement
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spok Holdings, Inc.

Date:	August 16, 2023	By:	/s/ Vincent D. Kelly
			Name:	Vincent D. Kelly
			Title:	President and Chief Executive Officer